Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 11, 2009, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2009, incorporated by reference herein.

In our report dated March 11, 2009 with respect to the consolidated financial statements described above, we note that we did not audit the 2007 and 2006 financial statements of Gibraltar Private Bank & Trust Company, a wholly-owned subsidiary, which statements reflect total assets constituting 23 percent in 2007, and total revenues constituting 14.8 percent and 17.7 percent in 2007 and 2006, respectively, of the related totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Gibraltar Private Bank & Trust Company for 2007 and 2006, is based solely on the report of other auditors.

/s/ KPMG LLP

Boston, Massachusetts

May 8, 2009